Exhibit 99.1

Blueknight Announces Third Quarter 2016 Results

OKLAHOMA CITY - November 1, 2016 - Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP) today announced its financial results for the three and nine months ended September 30, 2016.

The Partnership reported net income of $11.4 million on total revenues of $46.9 million for the three months ended September 30, 2016, compared to net income of $14.0 million on total revenues of $47.2 million for the same period in 2015. BKEP recorded a net loss of $6.8 million on total revenues of $131.4 million for the nine months ended September 30, 2016, compared to net income of $23.3 million on total revenues of $136.1 million for the same period in 2015. The Partnership reported operating income of $13.4 million for the three months ended September 30, 2016, compared to operating income of $17.0 million for the same period in 2015. BKEP reported operating income of $3.1 million for the nine months ended September 30, 2016, compared to operating income of $30.8 million for the nine months ended September 30, 2015. Operating income for the three and nine months ended September 30, 2015, included $8.3 million in income related to the settlement of litigation. Net loss and operating income for the nine months ended September 30, 2016, were impacted by impairment expense of $22.8 million, primarily related to the previously disclosed cancellation of the Knight Warrior East Texas Eaglebine/Woodbine crude oil pipeline project.

BKEP’s adjusted earnings before interest, taxes, depreciation, amortization, non-cash equity-based compensation, asset impairment charges, gains related to investments and fees related to the Ergon transactions (“Adjusted EBITDA”) was $22.9 million for the three months ended September 30, 2016, as compared to $25.9 million for the same period in 2015, a decrease of 12%. Adjusted EBITDA was $52.7 million for the nine months ended September 30, 2016, compared to $56.0 million for the same period in 2015. Adjusted EBITDA for the three and nine months ended September 30, 2015 included a $6.0 million gain on the sale of an asset related to the settlement of litigation. Adjusted EBITDA, including a reconciliation of such measure to net income, is explained in the section of this release entitled “Non-GAAP Financial Measures.”

BKEP’s distributable cash flow was $18.2 million for the three months ended September 30, 2016, as compared to $20.6 million for the same period in 2015. Distributable cash flow for the nine months ended September 30, 2016, was $36.1 million, as compared to $44.9 million for the same period in 2015. In addition to the $6.0 million gain on the sale of an asset related to the settlement of litigation as mentioned above, distributable cash flow for the nine months ended September 30, 2015 included $2.3 million of cash proceeds related to the sale of common units received from the settlement of a 2008 claim with a previously related entity. Distributable cash flow for the three and nine months ended September 30, 2016 included $1.1 million and $1.4 million, respectively, of fees related to the Ergon transactions. Distributable cash flow, including a reconciliation of such measure to net income, is explained in the section of this release entitled “Non-GAAP Financial Measures.”

BKEP previously announced a third quarter 2016 cash distribution of $0.1450 per common unit, which is equal to the previous quarter’s distribution. The Partnership also announced a $0.17875 distribution per preferred unit. Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q for the three months ended September 30, 2016, to be filed with the SEC on November 2, 2016.

Comments from BKEP CEO Mark Hurley:

"We were extremely pleased with our third quarter results. Operating margin, excluding depreciation and amortization increased 16% to $25.8 million for the three months ended September 30, 2016, as compared to $22.3 million for the same quarter in 2015. Adjusted EBITDA and distributable cash flow would have also reflected significant year over year increases if not for approximately $8.3 million of income associated with settlement of litigation that impacted comparable periods in 2015. The increase in operating margin was driven by our asphalt terminalling services segment, which recorded a 23% increase in operating margin due to the acquisition completed earlier in the year, contract escalations and stable customer throughputs. Our crude oil related segments performed in line with the prior year in spite of continuing difficulties in the crude oil production industry."

"Terminalling services, comprised of both our asphalt and crude oil terminalling services segments, accounted for nearly 93% of this quarter's total operating margin. These are fee-based, highly-contracted businesses, and reflect our overall strategy to invest in these types of businesses which are much less variable in nature than volume and price sensitive gathering and transportation businesses. It is important to note that these results do not take into consideration the closing of the Ergon transaction, which was completed just subsequent to quarter end on October 5, 2016. The Ergon transaction will only continue to enhance and help further develop this strategy. We also made significant progress during the quarter re-contracting Cushing crude storage with the majority of our crude oil storage contracted through 2017."

"Another focus has been to substantially reduce costs, and we have accomplished that effort by decreasing operating expenses nearly 20% and general and administrative expenses, exclusive of Ergon transaction fees, by another 16%, while increasing overall operating margin."

"As mentioned in the second quarter, our transported pipeline volumes and our trucking and field services businesses continue to be impacted by the decline in crude oil production and crude oil prices. In addition, pipeline volumes were impacted by our April 2016 decision to suspend service on our Mid-Continent pipeline system due to discovery of a pipeline exposure caused by heavy rains and the erosion of a riverbed in southern Oklahoma. In July of 2016, we completed a connection of the southeastern segment of our Mid-Continent pipeline system to our Eagle North system and concurrently reversed the Eagle North system. We are currently operating one Oklahoma mainline system, which is a combination of both the Mid-Continent and Eagle Pipeline systems, instead of two separate systems. We continue to evaluate the timing of and long-term repairs necessary to allow us to operate two separate Oklahoma pipeline systems and expect to make those repairs soon. Once complete, one pipeline will transport a heavier stream of crude oil and the other will transport condensate produced in the SCOOP play in southern Oklahoma. We remain very optimistic about the condensate project, as production in the area has continued to be strong even with the downturn in crude oil prices.”

“We continue to place a high priority on maintaining our overall balance sheet strength and distribution coverage. Accordingly, we were able to decrease leverage to 3.94 times and distribution coverage increased to 1.49 times (1.58 times before fees related to the Ergon transactions). The distribution coverage for the third quarter of 2016 also includes $1.0 million of distributions attributable to the common and preferred units issued on October 5, 2016 associated with the closing of the Ergon transaction."

“In connection with the purchase of BKEP’s General Partner, Ergon contributed nine asphalt terminals located in Wolcott, Kansas; Ennis, Texas; Chandler, Arizona; Mt. Pleasant, Texas; Pleasanton, Texas; Birmingport, Alabama; Memphis, Tennessee; Nashville, Tennessee; and Yellow Creek, Mississippi. The transaction included approximately 2.0 million barrels of storage capacity in return for approximately $108.8 million of consideration from BKEP. As indicated previously, the Ergon transaction is transformative to BKEP and provides immediate opportunity for growth. We expect this transaction to be immediately accretive and to generate first year cash flows at an implied purchase price multiple of 8-9 times. This transaction is anticipated to result in 15% - 20% year over year growth in Adjusted EBITDA. In addition, as previously announced, we anticipate a drop-down of an additional asphalt terminal from Ergon in 2017 and one more in 2018. Further, we continue to evaluate other growth opportunities with a crude oil focus around the SCOOP and STACK plays in Oklahoma as well as a variety of other organic and acquisition opportunities and are confident we can set BKEP on a strong growth trajectory as we move into 2017.”

Results of Operations

The following table summarizes the financial results for the three and nine months ended September 30, 2015 and 2016 (in thousands except per unit data):

	Three Months ended September 30,		Nine Months ended September 30,
	2015	2016	2015	2016
	(unaudited)
Service revenue:
Third party revenue	$36,360	$35,600	$104,872	$96,711
Related party revenue	10,857	5,734	31,275	18,605
Product sales revenue:
Third party revenue	—	5,605	—	16,058
Total revenue	47,217	46,939	136,147	131,374
Costs and expenses:
Operating	31,678	25,267	97,446	80,314
Cost of product sales	—	3,513	—	10,789
General and administrative	4,742	4,865	14,386	14,447
Asset impairment expense	—	—	—	22,845
Total costs and expenses	36,420	33,645	111,832	128,395
Gain on sale of assets	6,213	104	6,477	85
Operating income	17,010	13,398	30,792	3,064
Other income (expense):
Equity earnings in unconsolidated affiliate	1,399	305	3,338	1,086
Interest expense (net of capitalized interest of $80, $0, $153 and $41, respectively)	(4,343)	(2,175)	(10,576)	(10,742)
Income (loss) before income taxes	14,066	11,528	23,554	(6,592)
Provision for income taxes	99	109	296	199
Net income (loss)	$13,967	$11,419	$23,258	$(6,791)

Allocation of net income (loss) for calculation of earnings per unit:
General partner interest in net income	$376	$341	$720	$291
Preferred interest in net income	$5,391	$6,279	$16,173	$17,058
Income (loss) available to limited partners	$8,200	$4,799	$6,365	$(24,140)

Basic net income (loss) per common unit	$0.24	$0.13	$0.19	$(0.69)
Diluted net income (loss) per common unit	$0.21	$0.13	$0.19	$(0.69)

Weighted average common units outstanding - basic	32,947	36,036	32,919	34,139
Weighted average common units outstanding - diluted	63,875	36,036	32,919	34,139

The table below summarizes our financial results by segment operating margin, excluding depreciation and amortization, for the three and nine months ended September 30, 2015 and 2016 (in thousands):

Operating Results	Three Months ended September 30,		Nine Months ended September 30,		Favorable/(Unfavorable)
					Three Months		Nine Months
(in thousands)	2015	2016	2015	2016	$	%	$	%
Operating margin, excluding depreciation and amortization
Asphalt services operating margin	$15,481	$18,992	$36,754	$41,719	3,511	23%	4,965	14%
Crude oil terminalling and storage operating margin	5,240	5,012	14,191	15,307	(228)	(4)%	1,116	8%
Crude oil pipeline services operating margin	1,040	1,318	5,809	3,894	278	27%	(1,915)	(33)%
Crude oil trucking and producer field services operating margin	536	461	2,088	1,798	(75)	(14)%	(290)	(14)%
Total operating margin, excluding depreciation and amortization	$22,297	$25,783	$58,842	$62,718	3,486	16%	3,876	7%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, non-cash equity-based compensation, asset impairment charges, gains related to investments and fees related to the Ergon transactions. Distributable cash flow is defined as adjusted EBITDA, plus or minus cash proceeds from sale of investments, cash paid for interest, maintenance capital expenditures, cash paid for taxes, and cash paid for fees related to the Ergon transactions. Operating margin, excluding depreciation and amortization, is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization, should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of adjusted EBITDA and distributable cash flow to net income for the periods shown (in thousands):

	Three Months ended September 30,		Nine Months ended September 30,
	2015	2016	2015	2016
Net income (loss)	$13,967	$11,419	$23,258	$(6,791)
Interest expense	4,343	2,175	10,576	10,742
Gain related to investments	—	—	(267)	—
Income taxes	99	109	296	199
Depreciation and amortization	6,758	7,624	20,141	22,447
Non-cash equity-based compensation	727	651	2,002	1,839
Asset impairment charge	—	—	—	22,845
Fees related to the Ergon transactions	—	878	—	1,389
Adjusted EBITDA	$25,894	$22,856	$56,006	$52,670
Cash proceeds from sale of investments	—	—	2,346	—
Cash paid for interest	(2,521)	(3,142)	(7,346)	(9,078)
Cash paid for income taxes	(9)	(5)	(393)	(259)
Maintenance capital expenditures, net of reimbursable expenditures	(2,747)	(350)	(5,673)	(5,862)
Cash paid for fees related to the Ergon transactions	—	(1,115)	—	(1,389)
Distributable cash flow	$20,617	$18,244	$44,940	$36,082

Distribution declared (1)	$10,599	$12,259	$31,421	$34,139
Distribution coverage ratio	1.95	1.49	1.43	1.06
(1) Inclusive of preferred and common unit declared cash distributions

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization, to operating income for the periods shown (in thousands):

Operating Results	Three Months ended September 30,		Nine Months ended September 30,		Favorable/ (Unfavorable)

(in thousands)	2015	2016	2015	2016	$	%	$	%
Total operating margin, excluding depreciation and amortization	$22,297	$25,783	58,842	62,718	3,486	16%	3,876	7%
Depreciation and amortization	(6,758)	(7,624)	(20,141)	(22,447)	(866)	(13)%	(2,306)	(11)%
General and administrative expense	(4,742)	(4,865)	(14,386)	(14,447)	(123)	(3)%	(61)	—%
Asset impairment expense	—	—	—	(22,845)	—	N/A	(22,845)	N/A
Gain on sale of assets	6,213	104	6,477	85	(6,109)	(98)%	(6,392)	(99)%
Operating income	$17,010	$13,398	$30,792	$3,064	(3,612)	(21)%	(27,728)	(90)%

Investor Conference Call

The Partnership will discuss third quarter 2016 results during a conference call on Wednesday, November 2, 2016 at 1:30 p.m. CDT (2:30 p.m. EDT). The conference call will be accessible by telephone at 1-888-347-8968. International participants will be able to connect to the conference by calling 1-412-902-4231.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available through the investors section of the Partnership's website for 30 days.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit facility, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 9.6 million barrels of combined asphalt product and residual fuel oil storage located at 54 terminals in 26 states, 7.4 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing, Oklahoma, Interchange, approximately 985 miles of crude oil pipeline located primarily in Oklahoma and Texas and approximately 240 crude oil transportation and oilfield services vehicles deployed in Kansas, Oklahoma and Texas. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership's web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032
investor@bkep.com
or
BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900